                                                                   Exhibit 10.39



                            ASSET PURCHASE AGREEMENT

                                  By and Among

                            MILLER ACQUISITION CORP.,

                          MILLER BEARING COMPANY, INC.,

                                       and

                               THE SHAREHOLDERS OF
                          MILLER BEARING COMPANY, INC.

                            Dated as of June 3, 1998

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") dated as of June 3, 1998 is by and among MILLER ACQUISITION CORP., a Delaware corporation ("Buyer"), MILLER BEARING COMPANY, INC., a Delaware corporation ("Seller") and THE SHAREHOLDERS OF MILLER BEARING COMPANY, INC. (collectively, the "Shareholders").

                                 R E C I T A L S

         WHEREAS, Seller is engaged in the design, development, manufacture, packaging and warehousing of pins, rollers and screw machine products and the sale of such items to customers throughout the United States and Europe (the "Business"); and

         WHEREAS, the Shareholders are the holders of all of the outstanding capital stock of Seller; and

         WHEREAS, Seller desires to sell and transfer to Buyer substantially all of its assets in consideration for the delivery by Buyer to Seller of the Purchase Price (as defined herein) and on the terms and conditions set forth herein; and

         WHEREAS, Buyer desires to purchase from Seller substantially all of its assets and assume certain of its liabilities on the terms and conditions set forth herein.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                   ARTICLE I.

                                   DEFINITIONS

         1.1. Index of Defined Terms. The following is an index of defined terms utilized in this Agreement:


Defined Term                                       Section           Page
------------                                       -------           ----
1997 Balance Sheet                                3.5.(a)            17
Adjusted February 28 Balance Sheet                3.5.(c)            ^ 18
                                                                       ==
Affiliate                                         1.2                3
Agreement                                         Preface            1
Allocation Statement                              2.10               16
Annual Financials                                 3.5.(a)            17
Applicable Law                                    1.2                3
Assumed Contracts                                 2.3                9
Assumed Liabilities                               2.3                9


Business                                          Preface            1
Business Day                                      1.2                4
Business Secrets                                  10.2               40
Buyer                                             Preface            1
Closing                                           2.6.(a)            13
Closing Date                                      2.6.(a)            13
Code                                              1.2                4
Effective Date                                    2.6.(b)            13
Employee                                          1.2                4
Environmental Claim                               1.2                4
Environmental Condition                           1.2                4
Environmental Laws                                1.2                4
Equipment                                         2.1.(b)            7
ERISA                                             1.2                4
ERISA Affiliate                                   1.2                4
Excluded Assets                                   2.2                9
Excluded Liabilities                              2.4                11
Excluded Product Warranty Claims                  6.6                32
February 28 Balance Sheet                         3.5.(a)            17
Financials                                        3.5.(a)            17
Fraud                                             1.2                4
GAAP                                              1.2                4
Governmental Authority                            1.2                5
Indemnification Trigger Amount                    8.1.(b)(i)         ^ 34
                                                                       ==
Indemnified Party                                 8.3.(a)            35
Indemnifying Party                                8.3.(a)            35
Indemnity Claim                                   8.3.(a)            35
Indemnity Limitation Exclusions                   8.1.(b)(ii)        34
Indemnity Outside Date                            8.5.(a)            38
Insurance Policies                                3.23               25
Intellectual Property Rights                      2.1.(i)            8
Interim Financials                                3.5.(a)            17
Interim Period Excluded Liabilities               2.6.(b)(iii)       13
Interim Period                                    2.6.(b)            13
Interim Period Taxes                              2.6.(b)(iv)        ^ 14
                                                                       ==
Inventory                                         2.1.(c)            7
IRS                                               1.2                5
Knowledge                                         1.2                5
Liability                                         1.2                5
Lien                                              1.2                5
Losses                                            8.1.(a)            33
Material                                          1.2                5
Materiality Threshold                             1.2                5
Party or Parties                                  1.2                5
Pension Plans                                     3.18.(a)           23
Permits                                           3.14.(a)           21
Permitted Liens                                   1.2                5
Person                                            1.2                6
Personal Property Leases                          3.7                18
Plans                                             3.18.(a)           23
Proceedings                                       3.11               20


Product                                           1.2                6
Purchase Price                                    2.7                14
Real Property                                     3.6.(a)            18
Receivables                                       2.1.(e)            8
Required Contractual Consent                      3.14.(b)           ^ 22
                                                                       ==
Required Consents                                 3.14.(b)           ^ 22
                                                                       ==
Required Governmental Approval                    3.14.(b)           21
Restricted Period                                 10.1               ^ 40
                                                                       ==
Restrictive Covenants                             2.7                14
Scheduled Contracts                               3.12               20
Scheduled Contract Date                           3.12               20
Seller                                            Preface            1
Seller Indemnity Cap                              8.1.(c)            34
Seller Payments                                   2.4.(o)            12
Settlement Notice                                 8.3.(c)(ii)        37
Shareholders                                      Preface            1
Surveys                                           5.2.(b)            ^ 29
                                                                       ==
Tax                                               1.2                6
Tax Return                                        1.2                6
Third Party Claim                                 8.3.(b)            ^ 36
                                                                       ==
Title Commitments                                 5.2.(a)            28
Title Company                                     5.2.(a)            28
Title Policies                                    5.2.(a)            28
Transaction Expenses                              2.4.(c)            11
Transferred Assets                                2.1                7
Transferred Employees                             6.5.(a)            31
Transferred Receivables                           3.24               25
Trigger Losses                                    8.1.(b)(i)         33
WARN                                              6.5.(c)            ^ 32
                                                                       ==
Welfare Plans                                     3.18.(a)           23


         1.2. General Defined Terms. As used herein, the following terms shall have the meaning indicated:

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

         "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental
Law) applicable for any reason whatsoever to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, business operations, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or ERISA Affiliates).

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Employee" means any Person employed by Seller in connection with the Business.

         "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of (i) any Environmental Condition, or (ii) any other circumstance forming the basis of any violation of any Environmental Law.

         "Environmental Condition" means a condition of the soil, surface waters, groundwaters, stream sediments, air and similar environmental media both on and off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental Laws, (i) requires investigatory, corrective or remedial measures, and/or (ii) comprises a basis for claims against, demands of and/or Liabilities of Seller or Buyer.

         "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, guidelines, policies or requirements of any governmental authority regulating or imposing standards of liability or of conduct respecting environmental concerns as are now in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

         "Fraud" means any false representation of a material fact made with knowledge of its falsity and with intent that it be acted on with injury to the other.

         "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis by Seller.

         "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "IRS" means the Internal Revenue Service.

         "Knowledge", in the case of Seller, means the conscious awareness of any one or more of the Shareholders. Knowledge, in the case of Buyer, means the conscious awareness of any one or more of Michael Gostomski, Michael Hartnett, Gregory Ceuch, Ronald Lemansky or Christopher Thomas.

         "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, convertible into money or calculable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same appears on any Schedule to this Agreement.

         "Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

         "Material", whether capitalized or not, when used to qualify a representation, warranty, or covenant contained in this Agreement shall mean, unless otherwise defined, as the case may be and to the extent that the context so requires, either (i) that there is a reasonable probability under all the circumstances and in view of the total mix of information available that a reasonable Person, in the position relying thereon, would attach importance in deciding whether to enter into and consummate this Agreement in accordance with the specific terms contained herein; or (ii) that the magnitude of any inaccuracy in, or noncompliance with, the representation, warranty or covenant at issue is substantial enough to result in monetary liability or cost in excess of $50,000 (the "Materiality Threshold") to the party to this Agreement for whose benefit the representation, warranty or covenant is made.

         "Party" or "Parties" refers to Buyer or Seller only.

         "Permitted Liens" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith,
(iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; and (iv) other Liens set forth on Schedule 1.2 hereto. Notwithstanding the foregoing, the following shall not be Permitted Liens: (a) any Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Plan sponsored by, maintained by or contributed to by Seller or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan and (b) any Lien arising under clause (i) or (ii) above that is the subject of a contest if the underlying indebtedness constitutes an Assumed Liability hereunder except and to the extent that the Taxes or sums in question are reflected as a Liability on the Adjusted February 28 Balance Sheet.

         "Person" means an individual, corporation, partnership, association, trust, estate, joint-stock company, limited liability company, joint venture, trust or other entity or organization, including a Governmental Authority.

         "Product" means any product manufactured, processed, distributed, shipped or sold by or for the account of the Seller in connection with the Business.

         "Tax" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

         "Tax Return" means all returns, reports, forms or other information required to be filed with respect to any Tax.

                                   ARTICLE II.

                               TRANSFER OF ASSETS

         2.1. Transfer of Assets by Seller. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to purchase from Seller and Seller agrees to sell or cause to be sold to Buyer at the Closing all the assets, properties, rights, licenses, permits, contracts, causes of action and claims, of every kind and description as the same shall exist on the Effective Date (other than the Excluded Assets), wherever located, whether tangible or intangible, real, personal or mixed, that are used, owned by, leased by or in the possession of Seller in connection with the Business, whether or not reflected on the books and records of Seller, including all assets shown on the Adjusted February 28 Balance Sheet (the collective assets, properties, rights, licenses, permits, contracts, causes of action and claims to be transferred to Buyer by Seller pursuant hereto are referred to collectively herein as the "Transferred Assets") and including without limitation all right, title and interest of Seller in, to, and under the following, in any and all such cases to the extent used, owned by, leased by or in the possession of Seller in connection with the Business on the Effective Date:

         (a) all real property and leases, capitalized or operating, of, and other interests in, real property, in each case together with all buildings, structures, fixtures, building equipment, easements and improvements erected thereon and appurtenances and rights and interests thereto including, without limitation, the Real Property;

         (b) all machinery, equipment, furniture, office equipment, computer equipment (including all hardware and software), communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (and interests in any of the foregoing) of Seller ("Equipment") including, without limitation, the Equipment set forth on Schedule 2.1.(b) hereto;

         (c) all items of inventory, notwithstanding how classified in the financial records of Seller, including all raw materials, purchased parts, work-in-process, finished goods, supplies, spare parts and samples (collectively, the "Inventory" );

         (d) all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party on the Effective Date, including the Scheduled Contracts;

         (e) all accounts receivable and notes receivable, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, of Seller, and any security or collateral therefor, including recoverable advances and deposits (collectively, the "Receivables");

         (f) all prepaid charges and expenses of Seller, including any such charges and expenses with respect to ad valorem taxes, leases and rentals and utilities, but only to the extent Buyer shall obtain the benefit therefrom after the Closing;

         (g) all rights of Seller under any insurance policy (excluding life insurance policies on the lives of any of the Shareholders);

         (h) all of Seller's rights, claims, credits, causes of action or rights of setoff against third parties relating to the Business or the Transferred Assets, whether liquidated or unliquidated, fixed or contingent, including claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to Seller affecting any of the Transferred Assets;

         (i) all patents, trademarks, trade names (including the name "Miller Bearing" and all variations and derivatives thereof), trade styles, logos and service marks and all applications and registrations therefor and licenses thereof and all technical, processing, manufacturing or marketing information, including new developments, inventions, know-how, processes, ideas and trade secrets and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software) and all claims and rights related thereto (collectively, the "Intellectual Property Rights");

         (j) all tools, dies, jigs, molds, patterns, machinery and equipment, whether owned or leased, whether in the possession of the Seller or vendors;

         (k) all vehicles and rights under vehicle leases (excluding the lease of the 1997 Mercedes);

         (l) all rights under agreements with employees and others concerning confidentiality and assignment of inventions;

         (m) all information systems, programs, software and documentation thereof (including all electronic data processing systems, program specifications, source codes, logs, input data and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material);

         (n) all transferable franchises, licenses, permits or other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held or used by Seller, whether or not actually utilized by Seller;

         (o) all books, records, files and papers of Seller, whether in hard copy or computer format, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present and former employees, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose any time prior to the Effective Date, in any and all such cases to the extent related to the Business (provided that Buyer is not purchasing any books and records that Seller is prohibited by contract from disclosing (which such books and records, and the Persons to whom the Seller is so restricted, are summarized on Schedule 3.21 hereto));

         (p) all lists of present customers and lists of former customers;

         (q) all goodwill;

         (r) all construction contracts and other contracts for the maintenance, repair or improvement of the Real Property;

         (s) all product designations used with respect to the Products; and

         (t) except as specifically provided in Section 2.2, all other assets and properties of Seller that exist on the Effective Date, whether tangible or intangible, real or personal.

         2.2. Excluded Assets. Buyer expressly understands and agrees that the assets and properties set forth on Schedule 2.2 (the "Excluded Assets") shall be excluded from the Transferred Assets and shall be retained by Seller. The Excluded Assets shall include the "Federal Tax Deposit" and "prepaid insurance", if any, each as reflected on the February 28 Balance Sheet.

         2.3. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees, effective at the time of Closing, to assume and in due course perform, pay and discharge the following Liabilities (the "Assumed Liabilities"):

                  (i) All of the Liabilities reflected on the Adjusted February 28 Balance Sheet; and

                  (ii) All Liabilities of Seller that arise following the Effective Date (including in respect of the Interim Period) under or in connection with contractual obligations created prior to the Effective Date (the "Assumed Contracts"); provided that (A) the Assumed Contracts shall include only (1) the Scheduled Contracts, (2) those contracts that were entered into in the ordinary course of the Business but are of such a de minimis nature that they are not Scheduled Contracts, and
         (3) those contracts that were entered into in the ordinary course of the Business following the Scheduled Contract Date; and (B) the Liabilities assumed under this subsection (ii) shall not include (1) monetary Liabilities relating to the period prior to the Effective Date that were not included on the Adjusted February 28 Balance Sheet or (2) Liabilities that arose from actions or omissions of the Seller prior to the Effective Date (e.g. the following shall not constitute Assumed Liabilities unless they were included as Liabilities on the Adjusted February 28 Balance Sheet: (x) Liabilities arising by reason of a default by Seller on or before the Effective Date under an Assumed Contract, (y) Liabilities arising from a failure by Seller prior to the Effective Date to take steps reasonably required in order to satisfy obligations under the Assumed Contracts, and (z) Liabilities on account of products or services produced or provided by Seller prior to the Effective Date);

                  (iii) Notwithstanding anything contained herein to the contrary, those Liabilities described on Schedule 2.3(iii) hereto (even though such Liabilities were not included as such on the Adjusted February 28 Balance Sheet) and any and all Liabilities incurred during the Interim Period which arose in the normal course of Business (except for any Liability incurred or arising during the Interim Period that is of the nature set forth in subsections (a) through (o) of Section 2.4); and

                  (iv) Those Liabilities related to indebtedness of ^ Seller for borrowed money set forth on the Adjusted February 28 Balance Sheet.

         2.4. Excluded Liabilities. Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Effective Date) become liable for, any of the Liabilities of Seller or any of its Affiliates or any ERISA Affiliate of any of the foregoing other than the Assumed Liabilities (the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Excluded Liabilities shall include any Liabilities of the Seller, howsoever arising and whether or not known as the date hereof, that relate to the period prior to the Effective Date that were not included as such on the Adjusted February 28 Balance Sheet or that are not included as Assumed Liabilities within Section 2.3(ii) above. Further, the Excluded Liabilities shall include, without limitation, the following
Liabilities:

         (a) any Liability of any of Seller or any of its Affiliates or any ERISA Affiliate of any of the foregoing whether currently in existence or arising hereafter that is not attributable to, or that does not arise out of the conduct of, the Business;

         (b) any Liability whether presently in existence or arising hereafter directly or indirectly relating to an Excluded Asset;

         (c) any Liability whether currently in existence or arising hereafter relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Seller or any of its Affiliates or their respective ERISA Affiliates in connection with the transactions contemplated hereby or arising in connection herewith; or any liability of Seller to employees of the Business in respect to any bonus or other payment made in respect of, by reason of, or contingent on, the transactions contemplated hereby; or any other fees and costs arising in connection with the transaction (including, for example, transfer taxes) (all of the Liabilities set forth in this subsection (c) are referred to as the "Transaction Expenses");

         (d) any Liability the existence of which constitutes, gives rise to, or arises by reason of, a breach of any representation, warranty or covenant hereunder;

         (e) any contingent Liabilities of Seller related to any transactions by Seller prior to the Effective Date except Liabilities that Buyer has expressly agreed to assume pursuant to the terms of this Agreement and those Liabilities listed on Schedule 2.4.(e);

         (f) any Liability related to indebtedness of Seller for borrowed money or capitalized leases, or the guarantee by Seller of the indebtedness of any other Person, except as set forth on the Adjusted February 28 Balance Sheet or on Schedule 2.4.(f) (including amounts owed to Valley American Bank);

         (g) any Liability of Seller arising under this Agreement;

         (h) subject to Section 6.6 below, with respect to Products manufactured on or prior to the Effective Date (and whether or not sold prior to the Effective Date), any Liability arising out of, resulting from, or relating to claims seeking return, replacement, and/or repair of such Products pursuant either to (i) express product warranties extended by Seller prior to the Closing Date or by Buyer after the Closing Date (provided that Buyer's warranties are no more expansive than the warranties extended by Seller prior to the Closing Date) or (ii) product warranties or obligations implied or provided by Applicable Law;

         (i) with respect to Products manufactured on or prior to the Effective Date (and whether or not sold prior to the Effective Date), any Liability arising out of, resulting from, or relating to product liability claims;

         (j) any Liability of Seller which serves as basis of any claim for indemnification under Article VIII hereof;

         (k) any Liability under contracts set forth on Schedule 2.4.(k);

         (l) any Liabilities under contracts with, or indebtedness to, Affiliates of Seller, except as set forth on Schedule 2.4.(l);

         (m) any Liability under the Personal Property Leases and the Scheduled Contracts which is not an Assumed Liability under Section 2.3(ii);

         (n) any Liability of Seller relating to worker's compensation benefits, whether arising or maturing prior to or after the Effective Date, but only for incidents occurring prior to the Effective Date; and

         (o) any Liability in respect of Seller Payments. For the purposes hereof, the "Seller Payments" mean any direct or indirect payments made to or for, or on behalf of, or Liabilities accrued on account of, any Shareholder, regardless of how characterized, and regardless of the nature thereof, i.e. whether as dividend, distribution, compensation, reimbursement or otherwise, to the extent in excess of $96,000 in the aggregate: (i) in respect of the period prior to the Effective Date to the extent not reflected as a Liability on the Adjusted February 28 Balance Sheet, (ii) in respect of the Interim Period other than pursuant to the Employment Agreement between Seller and Joe E. Miller, or
(iii) interest attributable to indebtedness of the Seller to the Shareholders.

         2.5. Intentionally Omitted.

         2.6. Closing.

         (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois on the date hereof (the "Closing Date").

         (b) The Seller and the Buyer agree that the Closing shall be effective for all purposes as of the close of business on February 28, 1998 (the "Effective Date"). Pursuant thereto, except as otherwise set forth herein, the operations of the Business during the period between the Effective Date and the Closing Date (the "Interim Period") shall be for the account of the Buyer. Without limiting the generality of the foregoing:

                  (i) all assets acquired during the Interim Period of a nature similar to the Transferred Assets shall be deemed owned by Buyer from the outset,

                  (ii) all net cash created during the Interim Period (i.e. after satisfying Liabilities described in (iii) below (but excluding any cash paid in respect of the Purchase Price)) shall be for the account of Buyer and shall be transferred to Buyer at the Closing,

                  (iii) Buyer shall be responsible for all Liabilities incurred or arising consistent with past practices respecting the Business during the Interim Period (including interest on account of all indebtedness of Seller for borrowed money (including to the Shareholders) set forth on the Adjusted February 28 Balance Sheet) except for any Liability incurred or arising during the Interim Period that is of the nature set forth in subsections (a) through (o) of
         Section 2.4; pursuant thereto, Buyer shall have no responsibility for, and Seller shall remain obligated to satisfy, or, as the case may be, reimburse Buyer for all payments made during the Interim Period in respect of, Liabilities incurred ^, arising or paid during the Interim Period of the nature described in subsections (a) through (o) of
         Section 2.4 (the "Interim Period Excluded Liabilities"), and

                  (iv) Buyer shall be responsible for the payment of any state or federal income taxes paid or payable on account of the income of the Business in respect of the Interim Period to the extent such income is effectively for the account of Buyer pursuant to this Section 2.6

         (the "Interim Period Taxes") and Buyer shall hold Seller and the Shareholders harmless from any such Interim Period Taxes and any associated costs or expenses; provided that (A) Seller and the Shareholders shall not file any tax returns respecting the income of the Business, or otherwise calling for the payment of Interim Period Taxes, without Buyer's prior written approval and (B) Buyer shall have the right to control the defense of any claims for Interim Period Taxes asserted by any taxing authorities against Seller or the Shareholders.

         2.7. Purchase Price. The aggregate purchase price for the Transferred Assets and the consideration for the agreements contained in Article X below (the "Restrictive Covenants") shall be the sum of the following (the "Purchase Price"), it being understood, however, that the Purchase Price is based, inter alia, upon the accuracy of the representations and warranties set forth in
Article III:

         (a) ^ $9,445,315 reduced by the amount, if any, of Excluded Liabilities that were paid during the Interim Period (regardless of when incurred), and

         (b) The assumption by the Buyer of the Assumed Liabilities.

         2.8. Payment of Purchase Price. The entire Purchase Price shall be paid in cash by wire transfer of immediately available funds; provided that $500,000 thereof shall be deposited in escrow pursuant to Section 8.1.(d) below.

         2.9. Closing Deliveries.

         (a) At the Closing, the Seller and the Shareholders shall deliver to
Buyer:

                  (i) consents to assignment to Buyer of the Employment Agreements between Seller and Joe E. Miller, Paul J. Larsen and Gary W. Miller;

                  (ii) an opinion of counsel from Arthur E. Stamas, Esq., counsel to Seller;

                  (iii) UCC-11 searches with respect to the Transferred Assets;

                  (iv) a payoff letter and releases from Valley American Bank and Trust Company;

                  (v) UCC-3 termination statements, mortgage terminations and other Lien releases with respect to Liens filed against the Business or the Transferred Assets (other than the Permitted Liens), including, without limitation, UCC-3 termination statements from Norwest Bank Indiana, N.A.;

                  (vi) patent, trademark and copyright assignments, in form and substance satisfactory to Buyer, effecting the transfer of the patents, trademarks and copyrights included in the Transferred Assets;

                  (vii) assignments (with lessor's consents thereto) of leasehold interests in an leased real or personal property included in the Transferred Assets;

                  (viii) vehicle titles and valid assignments thereof for each vehicle included in the Transferred Assets;

                  (ix) general warranty deeds granting to Buyer good and marketable title to the Real Property (subject only to covenants and conditions contained in the Title Policies) together with, to the extent the same are held by Seller, all rights, privileges, easements and appurtenances thereto, and all affidavits, governmental forms and other documents required in connection therewith to convey such title to Buyer subject only to Permitted Liens;

                  (x) a bill of sale and such other documents of assignment, transfer and conveyance as Buyer shall reasonably request to transfer all right, title and interest of Seller in and to the Transferred Assets, free and clear of all Liens (other than Permitted Liens) to Buyer;

                  (xi) a consent to assignment to Buyer of the Consignment Agreement by and between Seller and Paragon Electric, Inc.; and

                  (xii) the disclosure document required to be delivered to Buyer in accordance with the Indiana Responsible Party Transfer Law.

         (b) At the Closing, Buyer shall deliver to Seller and the Shareholders:

                  (i) the Purchase Price, in accordance with Section 2.8;

                  (ii) an Indiana ^ General Sales Tax Exemption Certificate (Form ST-105) with respect to the purchase of the Inventory; and

                  (iii) an opinion of counsel from McDermott, Will & Emery, counsel to Buyer.

         (c) At the Closing, Buyer shall satisfy the indebtedness described on
Schedule 2.9.(c) hereto.

         2.10. Purchase Price Allocation. The consideration for the Business and the Transferred Assets shall be allocated by Buyer and Seller pursuant to
Schedule 2.10 hereto. Such allocation shall be used for all purposes, including preparation and filing of IRS Form 8594 with respect to the transactions contemplated hereby (the "Allocation Statement"). Buyer and Seller shall report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement and shall not take any position inconsistent therewith.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES AS TO SELLER

         As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Buyer as follows. It is agreed by Buyer and Seller that throughout this Agreement Seller's statements in any form are based only on the Knowledge of the Shareholders except for Sections 3.1, 3.2, 3.4, 3.5, 3.8 and 3.11.

         3.1. Existence and Power; Capital Stock.

         (a) Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate the Business as now owned and operated. Seller is qualified to conduct business and in good standing in each jurisdiction where the nature of its activities in connection with the conduct of the Business requires it to be so qualified.

         (b) The Shareholders are the legal and beneficial owners of all of the issued and outstanding capital stock of Seller.

         3.2. Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

         3.3. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings which have been obtained.

         3.4. Non-Contravention. The execution, delivery and performance by Seller of this Agreement do not and will not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Seller, true and correct copies of which have been delivered to Buyer by Seller, (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, the Business or any of the Transferred Assets, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Seller is entitled under, any material contract or any Permit or similar authorization relating to the Business or included in any of the Transferred Assets or by which any of the Transferred Assets may be bound, or (d) result in the creation or imposition of any Lien on any Transferred Asset, other than Permitted Liens.

         3.5. Financial Statements; Undisclosed Liabilities .

         (a) Attached hereto as Schedule 3.5.(a) are true and complete copies of
(i) the audited balance sheet of Seller as at November 30, 1997 (the "1997 Balance Sheet") and as at November 30, 1995 and 1996 and the related audited statements of income and statements of cash flows for the years ended November 30, 1995, 1996 and 1997 (collectively, the "Annual Financials") and (ii) the unaudited balance sheet of Seller as at February 28, 1998 (the "February 28 Balance Sheet") and the related unaudited statement of income and of cash flows for the three months ended February 28, 1998 (collectively, the "Interim Financials" and, together with the Annual Financials, the "Financials").

         (b) The Financials have been prepared based on the books and records of Seller. Except for variations in treatment for tax reporting purposes, the books and records upon which the Financials were based (i) constitute the sole such books and records maintained by the Seller and account for all of the financial transactions of the Seller (in all such cases irrespective of whether such books and records are maintained in accordance with GAAP) and (ii) are the books and records to which the Buyer was provided access during its diligence process.

         (c) The balance sheet set forth on Schedule 3.5.(c) (the "Adjusted February 28 Balance Sheet") reflects those adjustments to the February 28 Balance Sheet agreed upon by Seller and Buyer. There are no Excluded Assets reflected on the Adjusted February 28 Balance Sheet.

         (d) Attached hereto as Schedule 3.5.(d) are true and correct copies of internally prepared monthly balance sheets and statements of income for the period January 1, 1995 through February 28, 1998.

         3.6. Real Property.

         (a) Schedule 3.6.(a) sets forth a true and complete list of all real property owned by Seller in connection with the Business (the "Real Property") such list setting forth the location of each parcel of Real Property, the record owner thereof, the acreage and a brief description of the nature of the activities of Seller on such Real Property.

         (b) Except as set forth in Schedule 3.6.(b), (i) there are no current leases, subleases, options or other agreements, granting to any third person the right to purchase or lease the Real Property and (ii) there are no written or oral agreements to permit third persons to use or occupy the Real Property.

         3.7. Leased Personal Property. Schedule 3.7 sets forth a true and complete list of all personal property leases or licenses (i) to which Seller is a party or by which Seller is bound, (ii) that are related to the Business and
(iii) that provide for annual payments by Seller in excess of Five Thousand Dollars ($5,000) or that contain other affirmative material obligations that cannot be terminated by Seller within 30 days (the "Personal Property Leases") entered into in connection with the Business. With respect to the Personal Property Leases, except as set forth on Schedule 3.7, there exist no defaults by Seller, or, to the Knowledge of Seller, any default or threatened default by any lessor or third party thereunder, that has affected or could reasonably be expected to materially affect the rights and privileges thereunder of Seller. Except as set forth on Schedule 3.7, all Personal Property Leases to which Seller is a party or by which it is bound may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof.

         3.8. Sufficiency of and Title to the Transferred Assets.

         (a) Seller has the right to sell, assign, transfer and convey, and upon consummation of the transactions contemplated by this Agreement, will have sold, assigned, transferred and conveyed, to Buyer all of the Transferred Assets free and clear of all Liens, except for Permitted Liens.

         (b) Except as set forth on Schedule 3.8.(b), the Transferred Assets, taken as a whole, are in such operating condition and repair so Seller is able to meet all requirements of the Business as presently conducted.

         (c) The Business is a going concern, and, with the transfer of the Transferred Assets to Buyer pursuant to this Agreement, Buyer will have all assets necessary to operate the Business as presently conducted.

         (d) Except as set forth in Schedule 3.8.(d), Seller either owns the entire right, title and interest in, to and under, or has the legally enforceable right to use all Transferred Assets.

         3.9. Affiliates. Except as set forth in Schedule 3.9, neither Seller nor any principal stockholder of Seller or any officers or directors of Seller (or any immediate family member of any such officer or director):

         (a) now has or at any time subsequent to November 30, 1995, had, either directly or indirectly, an equity or debt interest in any Person which furnishes or sells or during such period furnished or sold services or products to Seller (other than legal, accounting and consulting services) or purchases or during such period purchased from Seller any goods or services, or otherwise does or during such period did business with Seller of a material nature or amount; provided, however, that neither Seller, nor any stockholder of Seller nor any of Seller's officers and directors or other Affiliates shall be deemed to have such an interest solely by virtue of the ownership of less than one percent (1%) of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; or

         (b) now is or at any time subsequent to November 30, 1995, was, a party to any contract, commitment or agreement relating to the Business to which Seller is or during such period was a party or under which Seller is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than through Seller.

         3.10. Inventory. As of the Effective Date, (a) that portion of the Inventory comprised of finished goods: (i) has been acquired or manufactured in the ordinary course of business, in accordance with Seller's normal inventory practices; (ii) is free of any material defect or deficiency in design, material or workmanship; (iii) is in merchantable and undamaged condition and, where applicable, meets customer specifications, and (b) that portion of the Inventory comprised of raw materials and work in process, when manufactured into finished goods, will satisfy all of the representations set forth in subsection (a) above.

         3.11. Litigation. Except as disclosed on Schedule 3.11, (i) there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending and for which Seller has received service of process, or, to Seller's Knowledge, threatened, against or affecting the Business or any of the Transferred Assets or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority affecting any of the Transferred Assets or the Business.

         3.12. Contracts.

         Schedule 3.12 sets forth a complete list of all written contracts, commitments and obligations of Seller as of May 20, 1998 (the "Scheduled Contract Date") that are in connection with the Business and are of the nature described in (a) through (f) below (collectively with the Leases and the Employment Agreements, the "Scheduled Contracts"):

         (a) each contract between Seller and (A) each present or former Seller Employee, (B) any supplier of services or products to Seller whose dollar volume of sales to Seller exceeded Ten Thousand Dollars ($10,000) in 1997, and (C) any Person in which the aggregate payments made or to be made to Seller under such contract exceeded Ten Thousand Dollars ($10,000) in 1997;

         (b) each other agreement or arrangement of Seller that (A) requires the payment or incurrence of Liabilities or the rendering of services by Seller, subsequent to the date of this Agreement of more than Ten Thousand Dollars ($10,000) and (B) cannot be terminated by Seller within 30 days;

         (c) all contracts relating to, and evidences of or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

         (d) all partnership, joint venture or other similar contracts, arrangements or agreements;

         (e) to the extent that any of the following provide for annual payments by Seller in excess of Ten Thousand Dollars ($10,000) and cannot be terminated by Seller within 30 days, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which Seller is a party or by which Seller is otherwise bound; and

         (f) all other contracts, commitments and obligations that are not in the ordinary course of the Business.

         3.13. Customers.

         No customer of Seller has communicated to Seller that it will cease doing business with Buyer after, or as a result of, the consummation of any transactions contemplated hereby except as listed on Schedule 3.13. Buyer acknowledges that, subject to the foregoing, Seller is making no guarantees respecting the quantity or quality of sales that Buyer will be able to make after the Closing.

         3.14. Permits; Required Consent.

         (a) Schedule 3.14.(a) sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities and all other Persons necessary for the operation of the Transferred Assets or the Business in substantially the same manner as currently operated or affecting or relating in any way to the Business, but other than normal course approvals, permits and the like that are general in nature and not specific to the Business, the Transferred Assets or the Real Property (the "Permits").

         (b) Schedule 3.14.(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, and (ii) each contract with respect to which the consent of the other party or parties thereto must be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent" and collectively with the Required Governmental Approvals, the "Required Consents").

         (c) Except as set forth in Schedule 3.14.(a) or Schedule 3.14.(b) each Permit is valid and in full force and effect in all material respects and, assuming the related Required Consents have been obtained prior to the Closing Date, are or will be transferable by Seller (to the extent transferable under Applicable Law), and assuming the related Required Consents have been obtained prior to the Closing Date, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby.

         3.15. Compliance with Applicable Laws.

         (a) Except as set forth in Schedule 3.15, to the Knowledge of Seller, the operation of the Business by Seller and the condition of the Transferred Assets have not violated or infringed, and do not violate or infringe, any Applicable Law, or any order, writ, injunction or decree of any Governmental Authority. Seller has corrected all violations of Applicable Law that have been identified as such by any Governmental Authority or by any Person employed by or retained by Seller.

         (b) Seller has not received notice of any violations or alleged violations of any Applicable Law (i) that remains unresolved as of the date hereof or (ii) that was received within the past twelve (12) months except to the extent that any such violation has been corrected with no adverse consequences to the Business that would be binding on the Buyer after the Closing.

         (c) Seller has complied in all respects with the provisions of the Indiana Responsible Property Transfer Law, including the delivery to Buyer of the disclosure document required thereby.

         3.16. Employee Information.

         (a) Schedule 3.16.(a) contains the names and addresses of all employees of Seller, the job designations of each such employee, and the compensation paid to each such employee and the basis thereof, presently and for calendar year 1997. If Buyer obtains the written consent of an employee, Seller will also tender to the Buyer information concerning any disciplinary proceeding or action taken with respect to any such employees, including without limitation any information concerning positive drug tests; provided that Buyer shall be responsible for satisfying any claims made against Seller based upon Buyer's misuse of any such information.

         (b) Schedule 3.16.(b) sets forth (i) all outstanding written employment agreements or commitments to which Seller is a party or by which Seller is bound, and (ii) all outstanding written consulting, retainer or service agreements or arrangements for rendition of services to Seller or to which Seller is a party and by which Seller is bound.

         3.17. Labor Matters.

         There are no labor or collective bargaining units applicable to Seller, or with respect to which Seller is otherwise bound. Attached hereto as Schedule
3.17 is a description of any formal or informal organization efforts, whether or not successful, related to Seller since January 1, 1996, together with a description of Seller's response thereto.

         3.18. Employee Benefit Plans.

         (a) Schedule 3.18 is a copy (or description, as the case may be) of all employee benefit plans, programs, practices, or arrangements, written or unwritten, (including but not limited to programs including pensions, profit sharing, stock options, incentives, bonuses, vacations, severance, disability, hospitalization, medical insurance, life insurance, and the like) currently in existence under which Seller or any subsidiary or any other organization of Seller which is a member of a controlled group of organization (within the meaning of Sections 414(b), (c), (m) or (o) of the Code), has any obligations in respect of, or that otherwise cover, any of the current or former employees of Seller or their beneficiaries, other than salary or wages (the "Plans"), which list includes, but is not limited to each employee welfare plan ("Welfare Plans") within the meaning of Section 3(1) of ERISA and each employee pension benefit plan within the meaning of Section 3(2) of ERISA ("Pension Plans"). For purposes of this Section (v), the term "Pension Plans" shall include any multiemployer plan within the meaning of Section 3(37) of ERISA.

         (b) The Welfare Plans and Pension Plans have been administered in compliance with applicable laws, including ERISA, in all material respects, and all necessary governmental approvals for the Plans have been obtained.

         (c) As of the Closing Date, Seller will have performed all obligations in form and in operation required to be performed by it as of such date under the Plans and will not be in default under or in violation of any of the Plans, and Seller has no Knowledge of any material violation or default by any other party with respect to the Plans.

         3.19. Intellectual Property.

         (a) Schedule 3.19.(a) sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or trade name registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement for any of the foregoing relating to any Transferred Asset or held by Seller with respect to the Business.

         (b) Except as disclosed in Schedule 3.19.(b), Seller has not during the three years preceding the date of this Agreement been a party to any Proceeding, nor to the Knowledge of Seller is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to Seller that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. Except as disclosed in Schedule 3.19.(b) no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller, or restricting the licensing thereof by Seller to any Person. The use of the Intellectual Property Rights does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, trade name, trademark or trade name registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

         3.20. Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller or its Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         3.21. Disclosure of Business Secrets to Others; Non-Competition Agreements.

         (a) Schedule 3.21.(a) attached hereto sets forth a true and complete list of all persons or entities (other than current employees, directors and shareholders of Seller and Buyer or Governmental Authorities with regulatory authority) to which, to Seller's Knowledge, Seller has disclosed any confidential, proprietary or other similar non-public information respecting the Business or the Transferred Assets during the last five (5) years, including the name and address of each such person, a description of the information disclosed to each such person and a copy of any non-disclosure or other agreement executed by such person with respect to the disclosed information unless subject to a confidentiality agreement prohibiting such disclosure by Seller.

         (b) Except as set forth on Schedule 3.21.(b), no contracts, agreements or arrangements of any kind, whether written or oral, currently exist to which Seller is a party and which (i) restrict any person or entity from engaging in the Business or from competing with Seller, or (ii) which restrict Seller from engaging in the Business or from competing with any other person or entity.

         3.22. Environmental Matters.

         (a) To Seller's Knowledge, there exists no Environmental Condition at the Real Property.

         (b) Seller has not received any Environmental Claim based on an Environmental Condition.

         3.23. Insurance. Schedule 3.23 sets forth a complete and correct list of all material insurance policies of any kind currently in force with respect to the Business (the "Insurance Policies"), including "occurrence based" liability policies regardless of the periods to which they relate. Schedule 3.23 sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage.

         3.24. Receivables. Schedule 3.24 sets forth an accurate, correct and complete aging of all Receivables of the Business as of February 28, 1998. All outstanding Receivables, to the extent constituting Transferred Assets (the "Transferred Receivables") are due and valid claims against account debtors for goods or services delivered or rendered, and shall, to Seller's Knowledge, be collectible in the ordinary course of business and are subject to no defenses, offsets or counter-claims. All Transferred Receivables arose in the ordinary course of business. To Seller's Knowledge, no Transferred Receivables are subject to prior assignment, claim, lien or security interest. To Seller's Knowledge, no Transferred Receivable is owed by an account debtor which is insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other pending proceeding or action which may have a material adverse effect on the business of such account debtor. Seller has not incurred any liabilities to customers in respect of the Transferred Receivables for discounts (other than for prompt payment), returns, promotional allowances or otherwise. Subject to the foregoing, Buyer acknowledges that nothing contained herein constitutes a guarantee by Seller of the collectibility of the Transferred Receivables.

         3.25. Products.

         (a) All products manufactured, processed, distributed, shipped or sold by Seller in connection with the Business and any services rendered by it have been in conformity with all applicable contractual commitments and all express or implied warranties.^

         (b) Schedule 3.25.(b), sets forth an accurate, correct and complete statement of all written warranties, warranty policies, service and maintenance agreements of the Business. The product warranty and return experience for the three (3) years ended November 30, 1997 and interim period through the date hereof is set forth on Schedule 3.25.(b).

         (c) Schedule 3.25.(c) sets forth an accurate, correct and complete list and summary description of all existing claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured or sold by Seller in connection with the Business prior to the Closing Date. Except as set forth in Schedule 3.25.(c), the Business will not be subject to any claim, expense, liability or obligation arising from any injury to person or property as a result of ownership, possession or use of any product manufactured, processed, distributed, shipped or sold prior to the Closing Date.

         3.26. Seller's Insurance. Included within Schedule 3.23 is a list of all comprehensive general liability and worker's compensation insurance coverages as in effect since January 1, 1995. All such policies provide coverage for occurrences during the period of coverage, irrespective of when claims are made thereunder.

         3.27. Material Disclosures. To Seller's Knowledge, no statement, representation or warranty made by Seller in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         3.28. Buyer Acknowledgement. Buyer hereby acknowledges and agrees that it is not relying upon any representations or warranties other than those specifically set forth in this Article III, whether written or oral, and howsoever otherwise communicated. Pursuant thereto, the Buyer acknowledges and agrees that it is acquiring the Transferred Assets pursuant hereto free of any representations and warranties other than those specifically set forth herein.

                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller that:

         4.1. Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Buyer is duly qualified to do business and in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted.

         4.2. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

         4.3. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than as set forth in this Agreement.

         4.4. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement does not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer, or (b) assuming compliance with the matters referred to in Section 4.2, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer.

         4.5. Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee, commission or reimbursement of expenses from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         4.6. Litigation. There is no Proceeding pending against, or to the Knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrators or any governmental body, agency or official that in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         4.7. Material Disclosure. To Buyer's Knowledge, no statement, representation or warranty made by Buyer in this Agreement or in any certificate, statement, list, schedule, or other document furnished or to be furnished to Seller hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE V.

                               COVENANTS OF SELLER

         5.1. Access to Information; Additional Information

 .

         After the Closing, Seller shall provide Buyer with such of Seller's historic books and financial records as Buyer may require in order for Buyer to comply with its disclosure obligations under applicable securities laws.

         5.2. Title Commitment and Survey.

         (a) Seller has delivered to Buyer a commitment for an Owner's Title Insurance Policy (the "Title Commitments") issued by Chicago Title Insurance Company (the "Title Company"), in the form set forth on Schedule 5.2.(a). At the Closing, Seller will deliver to Buyer the title insurance policies covered by the Title Commitments (the "Title Policies"). In lieu of a policy the Title Company may issue a "mark up commitment" indicating that the Title Company's requirements have been satisfied and that a policy consistent with the Title Commitments will be issued promptly following the Closing. Such title insurance policies shall (i) be in the amounts set forth on Schedule 5.2.(a) (which amounts, however, shall not be binding for the purpose of allocating the Purchase Price), (ii) be issued by the Title Company, (iii) show in Schedule A thereof the approved survey description of such Real Property and each easement appurtenant thereto, with the standard printed exceptions deleted, and otherwise show in Schedule B thereof only the Permitted Liens, and (iv) shall be accompanied by the endorsements listed on Schedule 5.2.(a) and contain such endorsements as may reasonably be requested by Buyer with Buyer to bear the costs associated with any such endorsements.

         (b) Seller has delivered a current ALTA boundary survey of each Parcel of Real Property (the "Surveys") certified to Buyer and the Title Company (and such other persons as Buyer may require) by a registered land surveyor or engineer in the form attached hereto as Schedule 5.2.(b) (which Surveys are acceptable to Buyer).

         5.3. Taxes.

         (a) All sales, value added, use and other Taxes imposed in connection with or measured by the sale of the Transferred Assets shall be borne by Seller. Real property transfer Taxes imposed in connection with the sale of the Transferred Assets shall be borne by the party named in the law providing for such transfer Tax and, if no such party is named, by Seller.

         (b) Seller agrees that no new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Transferred Assets shall be made after the date of this Agreement without the prior written consent of Buyer.

         (c) Buyer, on the one hand, and Seller and the Shareholders, on the other hand, shall (i) provide to each other such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Business and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes relating to the Business, (ii) retain all records or other information that may be relevant to the preparation of any Tax Returns relating to the Business, or the conduct of any audit or examination, or other tax proceeding relating to the Business, and (iii) retain all relevant documents, including prior year's Tax Returns relating to the Business, supporting work schedules and other records or information that may be relevant to such returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the other party.

         (d) Seller shall provide Buyer with a FIRPTA certificate or similar document in order to relieve Buyer of any obligations to withhold any portion of the Purchase Price.

         (e) Pursuant to Section 1445(b)(2) of the Code, Seller shall furnish Buyer an affidavit stating under penalty of perjury Seller's United States taxpayer identification number and that Seller is not a foreign person.

         5.4. Right to Corporate Name.

         (a) Seller hereby acknowledges and agrees that it is transferring its entire interest in the tradename "Miller Bearing Company" or any variation or derivation thereof containing the name

"Miller Bearing". Seller shall not at any time claim any right, title or interest to such name.

         (b) Effective on the Closing Date, Seller shall take all necessary action to change the corporate name of Seller in its state of incorporation and all states in which it is authorized to transact business on the Closing Date, to a name that does not contain any words similar or reasonably likely be confused with any words in the "Miller Bearing Company, Inc." name or any use by Buyer thereof.

                                   ARTICLE VI.

                            COVENANTS OF ALL PARTIES

         6.1. Further Assurances. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Buyer and Seller agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Following the Closing, Buyer shall make the employees and records of the Business reasonably available to Seller during normal business hours (at no charge to Seller other than for out of pocket expenses incurred by Buyer for items such as photocopying or travel) for the purposes of providing accounting information reasonably required by Seller, providing testimony or information in connection with any legal proceeding or for any other appropriate purpose arising out of Seller's ownership and operation of the Business.

         6.2. Certain Filings. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

         6.3. Intentionally Omitted.

         6.4. Bulk Sales Laws. Buyer waives compliance by Seller with the provisions of (i) Indiana's Department of Revenue

Bulk Sales Law and (ii) all applicable provisions of Article 6 of the Uniform Commercial Code as adopted in any state relating to bulk sales. Seller shall indemnify Buyer for any taxes owed to the State of Indiana arising out of Seller's failure to comply with the notification requirement referred to in the preceding sentence.

         6.5. Employees and Employee Benefit Matters.

         (a) Effective as of the Closing Date, Buyer may, but shall not be obligated to, offer employment to some of Seller's employees who are actively at work immediately prior to the Closing Date, subject to Buyer's right to terminate the employment of any such employees at any time and for any reason in its sole discretion. It is specifically understood that (i) Buyer shall have no obligation to hire any of the Seller's employees and (ii) no rights or entitlements shall vest in favor of any third party (including any of Seller's employees) by virtue of this Agreement. Any employees so hired are hereinafter referred to as "Transferred Employees". Buyer shall identify all such Transferred Employees to Seller within ten (10) days following the Closing.

         (b) Buyer agrees to assume responsibility to the Transferred Employees for the payment of any accrued wages, salaries, commissions, vacation pay, sick pay, severance obligations and any other employee benefit or entitlement of any kind or nature whatsoever accrued or accruing to such employees pursuant to any employee benefit plan, fund, program, contract (oral or written), policy or arrangement arising by reason of any Applicable Law or any agreement that Seller may have with any such Transferred Employees, all to the extent arising in respect of or relating to the period prior to the Effective Date, but only if, and to the extent, (i) accrued on the Adjusted February 28 Balance Sheet, or
(ii) disclosed in one or more of the Schedules hereto. Nothing contained herein shall create any rights in favor of any Transferee Employee beyond rights to which they were otherwise entitled pursuant to any such Applicable Law or agreement.

         Seller shall be responsible to satisfy, and/or to reimburse Buyer on account of, any claims made by any Transferred Employees against Buyer for severance pay, unfair or unlawful termination, continued entitlement to benefits beyond termination and the like in the event of, and regardless of the circumstances of, Buyer's termination of the employment of any Transferred Employees following the Closing, to the extent that any such claims relate to, or otherwise arise on account of, or are calculated in whole or in part by reference to, the period prior to the Effective Date. Seller shall retain the right to challenge any such claims made by Transferred Employees, and Buyer shall continue to be liable for claims arising from the period after the Effective Date.

         (c) Seller shall terminate all of its employees (other than those identified on Schedule 6.5.(c)) and, subject to subsection (b) above, shall be responsible for all of the consequences thereof. Seller shall be responsible for compliance with, and prior to the Closing shall complete, all Applicable Laws respecting the effect of the transactions contemplated by this Agreement and by any agreement or document contemplated hereby on any of its employees including, without limitation, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101, et seq. ("WARN"). Seller agrees that it will not take any action which causes the notice provisions of WARN to be applicable to the transactions contemplated by this Agreement.

         6.6. Product Warranty Claims. In the event of any Liability arising out of, resulting from, or relating to claims seeking return, replacement, and/or repair of any Products manufactured on or prior to the Effective Date (and constitute finished goods as of the Effective Date) pursuant either to (i) express Product warranties extended by Seller prior to the Closing or Buyer after the Closing Date (provided that Buyer's warranties are no more expansive than the warranties extended by Seller prior to the Closing Date), or (ii) Product warranties or obligations implied or provided by applicable law (together, the "Excluded Product Warranty Claims") with respect to any such Products, the following shall apply and, pursuant thereto, the following shall represent Buyer's sole recourse on account of a breach by Seller of the representations set forth in Section 3.25.(a) unless occasioned by Fraud by
Seller:

         (a) Buyer shall satisfy any such Excluded Product Warranty Claims in the ordinary course of business in a manner consistent with Seller's past practices; provided that Buyer shall keep Seller apprised of any such Excluded Product Warranty Claims and its responses thereto and shall in any event permit Seller at least fifteen (15) days following notice of any such Claim to respond and settle such Claim without adverse effect on Buyer's relationship with such customer (such that no such settlement shall be made by Seller without Buyer's consent, which consent will not be unreasonably withheld), and

         (b) Seller shall, within fifteen (15) days of presentment of a written summary thereof, reimburse Buyer one hundred percent (100%) of the costs incurred by Buyer in connection therewith to the extent in excess of Fifty Thousand Dollars ($50,000); provided that Seller shall have no responsibility hereunder on account of any such Excluded Product Warranty Claims caused solely by any work performed by Buyer on the underlying Products; and provided further that the Seller shall have no responsibility to Buyer for any claims made hereunder beyond the Indemnity Outside Date; and provided, further, that Seller shall have no liability under this subparagraph (b) on account of any

Excluded Product Warranty Claims made by Roller Bearing Company of America or any of its Affiliates.

                                  ARTICLE VII.

                              INTENTIONALLY OMITTED

                                  ARTICLE VIII.

                                 INDEMNIFICATION

         8.1. Indemnity by Seller.

         (a) Seller hereby agrees to indemnify and to hold Buyer harmless from and against any and all actual financial injuries, losses, expenses, fees, penalties, demands, claims, actions, causes of action, judgments, assessments, damages, obligations, liabilities and reasonable costs of every nature and description (collectively, "Losses"), and shall pay Buyer on demand the full amount of any such Losses relating to, arising out of, or resulting from (i) any inaccuracy in any representation, or the breach of any warranty, covenant or other agreement, made by Seller in connection with this Agreement or any other written agreement, document or certificate delivered in connection with the Closing; (ii) any failure by Seller duly to perform or observe any term, provision or covenant in this Agreement or any other written agreement, document or certificate delivered in connection herewith; (iii) any of Seller's obligations to its creditors for which Buyer may become responsible as a matter of law by reason of the parties' failure to comply with the provisions of any applicable bulk sales laws; (iv) any Excluded Liability; and (v) any Interim Period Excluded Liability.

         By way of further clarification of the foregoing subsections (iii),
(iv) and (v), this indemnification shall apply to all of Seller's liabilities or obligations arising or relating to the period prior to the Effective Date that are not expressly assumed by Buyer hereunder, whether or not known as of the Effective Date, whether or not asserted prior to the Effective Date, whether or not the circumstances giving rise to such indemnification continue following the Effective Date, and whether or not Buyer would become liable for any such matters by operation of law or otherwise.

         (b) (i) Seller shall have no responsibility to Buyer with respect to any single claim for indemnification pursuant to this Section 8.1 unless and until the Losses in respect of such claim exceed Fifty Thousand Dollars ($50,000) (the "Indemnification Trigger Amount"); provided that, (A) for the purposes of calculating the Indemnification Trigger Amount, claims associated with related items shall be accumulated and treated as a single claim, (B) once the Losses in respect of such claim exceed the Indemnification Trigger Amount, Seller's indemnification obligations in respect of such claim shall apply to the entire amount of such Losses (all Losses incurred in respect of claims for which the Indemnification Trigger Amount is exceeded, including the first $50,000 of Losses as to each such claim, being the "Trigger Losses") and (C) in determining the amount of Losses in respect of any claim, the Materiality Threshold, if applicable to the underlying claim, shall not be applied, i.e., the Seller shall not under any circumstances be entitled to the benefits of both the Materiality Threshold and the Indemnification Trigger Amount; and

         (ii) Seller shall not be required to indemnify Buyer with respect to any Losses claimed for indemnification pursuant to this Section 8.1 unless and until the aggregate amount of all Trigger Losses exceeds One Hundred Thousand Dollars ($100,000) and then to the extent it exceeds $100,000 and then only to the extent of the Trigger Losses, at which time Seller's indemnification obligations shall apply to all claims for which Buyer is entitled to indemnification hereunder ^(but only if the Losses as to each claim exceed the Indemnification Trigger Amount); provided, however, that notwithstanding (i) or
(ii) Seller shall be liable for all claims by Buyer, regardless of amount, arising out of any of the following (the "Indemnity Limitation Exclusions") (A) Fraud by Seller, or (B) a claim hereunder on account of (x) Transaction Expenses, (y) Seller Payments or (z) Interim Period Excluded Liabilities in the nature of Transaction Expenses or Seller Payments.

         (c) Notwithstanding anything contained herein or elsewhere to the contrary, the liability of the Seller pursuant to this Section 8.1 shall be limited to Five Hundred Thousand Dollars ($500,000) (the "Seller Indemnity Cap"); provided, however, that the Seller Indemnity Cap shall not apply to any Loss arising in respect of any Indemnity Limitation Exclusions.

         (d) In order to fund the satisfaction by Seller of any indemnification claims for which it may become responsible hereunder, the ^ Buyer shall deposit (out of the Purchase Price) the sum of Five Hundred Thousand Dollars ($500,000) in escrow at the Closing with Valley American Bank pursuant to an escrow agreement in the form attached hereto as Exhibit A. Such escrow amount shall be deposited in an interest bearing account with interest payable to Seller.

         (e) By their signatures to this Agreement, the Shareholders hereby agree, severally (and not jointly), to be responsible for, and to indemnify Buyer in respect of, any and all Losses incurred by the Buyer in respect of any Indemnity Limitation Exclusions. Pursuant thereto, the liability of the Shareholders hereunder shall be shared among them pro rata to the percentages set forth on
Schedule 8.1.(e).

         (f) Irrespective of any other clause in this Agreement, the Buyer's sole recourse for a violation by Seller or Shareholders of any provision of this Agreement (except for any violation of Article X which shall not be so limited) shall be pursuant to this Paragraph 8.1.

         8.2. Indemnity By Buyer. (a) Buyer hereby agrees to indemnify and to hold Seller harmless from and against any and all Losses of any kind or nature whatsoever, and shall pay Seller on demand the full amount of any such Losses (as defined in Paragraph 8.1 above) relating to, arising out of or resulting from (i) any inaccuracy in any representation, or the breach of any warranty, covenant or other agreement made by Buyer in this Agreement; (ii) any failure by Buyer duly to perform or observe any term, provision, covenant or agreement hereof or contained herein to be performed or observed by Buyer, including, without limitation, any failure by Buyer to satisfy the Assumed Liabilities after the Effective Date; (iii) any matter or thing relating to the conduct of Buyer's business after the Effective Date, except for any event, transaction, condition, occurrence or situation arising out of, relating to, or resulting or continuing from the period prior to the Effective Date, or for which Seller and Shareholders are obligated to indemnify Buyer hereunder; and (iv) any of the Assumed Liabilities.

         (b) Buyer shall not be required to indemnify Seller with respect to any Losses claimed for indemnification pursuant to this Section 8.2 unless and until the aggregate amount of all Losses claimed against Buyer exceeds One Hundred Thousand Dollars ($100,000); provided, however, that Buyer shall be liable for all claims by Seller, regardless of amount, arising out of the Fraud of Buyer or Buyer's failure to satisfy the Assumed Liabilities or the Interim Period Taxes.

         8.3. Procedure for Satisfaction of Indemnity Claims. The obligations and liabilities of each indemnifying party hereunder shall be subject to the following terms and conditions:

         (a) A party hereto who is responsible for indemnifying the other party against any matter pursuant to this Agreement is referred to as the "Indemnifying Party", and the other party claiming indemnity is referred to as the "Indemnified Party." Any claim for indemnification made pursuant to this
Article VIII is sometimes referred to as an "Indemnity Claim."

         (b) The Indemnified Party shall give prompt written notice to the Indemnifying Party of any Indemnity Claim after learning of the existence thereof; provided, however, that the failure to provide such prompt notice shall in no event impair the rights of the Indemnified Party or limit the obligations of the Indemnifying Party hereunder except to the extent that such failure has a material adverse effect on the ability of the Indemnifying Party adequately to defend such claim. In the event of a claim brought by a third party (a "Third Party Claim") which might give rise to an Indemnity Claim by the Indemnified Party, such notice of the Indemnity Claim shall state the nature and basis of said Indemnity Claim and the amount thereof, to the extent known. In the event of any other Indemnity Claim, including one for an alleged breach or misrepresentation hereunder, such notice shall state the nature and basis thereof, the amount of the asserted damages, and the method by which such alleged damages were calculated; provided, however, that the Indemnified Party shall in all events have the right subsequently to revise the basis for such Indemnity Claim and the amount of damages asserted as well as the method by which such damages are calculated.

         (c) In the event of a Third Party Claim:

                  (i) Provided that the Indemnifying Party (1) first irrevocably admits in writing to the Indemnified Party that such claim is one in respect of which the Indemnifying Party is obligated to indemnify the Indemnified Party hereunder, and (2) has adequately evidenced to the Indemnified Party its ability to satisfy such claim, the Indemnifying Party shall be entitled to contest and to assume the defense of the claim at the Indemnifying Party's expense, and further provided that it utilizes reputable counsel reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party give notice to the Indemnified Party of the Indemnifying Party's election to assume the contest or defense as aforesaid, then the Indemnifying Party shall be obligated promptly to defend such claim. The Indemnified Party shall, at the Indemnifying Party's expense, make available to the Indemnifying Party and its attorneys, accountants or other duly designated agents all books and records of the Indemnified Party relating to any such action, suit or proceeding, and the parties hereto agree to render to each other such assistance (at the expense of the Indemnifying Party) as they may reasonably require of each other in order to ensure the proper and adequate contest or defense of any such action, suit or proceeding. The Indemnified Party shall be entitled, with counsel selected by the Indemnified Party, to participate in (but not to control), at its own expense, the defense of any claim or litigation which the Indemnifying Party has, in accordance with the provisions of this subsection (i), elected to defend, and to be kept fully informed of the status thereof at all stages, including the right to receive, at the Indemnifying Party's expense, copies of all pleadings and other material papers in connection with such claim or litigation.

         The Indemnifying Party shall not settle any Third Party Claim without the consent of the Indemnified Party unless (1) the Indemnifying Party fully indemnifies the Indemnified Party for all Losses in connection with such settlement of such claim, (2) there is no finding or admission of any violation of Law by the Indemnified Party not agreeing to the settlement, and (3) the relief granted in connection therewith requires no action on the part of, and has no economic or other effect on, the Indemnified Party.

                  (ii) If the defense of a Third Party Claim is not assumed by the Indemnifying Party as provided in subsection (i) above, then the Indemnified Party may (to the extent that the Indemnified Party determines to do so in its sole discretion) conduct any such proceeding as it deems appropriate, and may take whatever action it deems necessary or appropriate to resolve or settle such claim or dispute, but shall in no event have any obligation to defend any such claim or proceeding or to appeal any adverse finding or determination or to defend the appeal by any other party to a favorable determination, it being understood and agreed that any actions taken or omitted with respect to the foregoing shall not avoid, reduce or mitigate the Indemnifying Party's liability hereunder. The Indemnifying Party shall nevertheless, at its own expense, make available to the Indemnified Party and its attorneys and accountants all books and records of the Indemnifying Party relating to such proceedings or litigation, and shall render to the Indemnified Party such assistance as may be reasonably requested by the Indemnified Party.

          The Indemnifying Party shall be entitled, with counsel selected by it, to participate in (but not to control), at its own expense, the defense of any claim or litigation which the Indemnifying Party has not elected to defend in accordance with the provisions of subsection (i) above.

         The Indemnified Party shall not settle any Third Party Claim without first giving notice of the proposed settlement to the Indemnifying Party (the "Settlement Notice"). The Indemnifying Party shall have the right, exercisable within three (3) Business Days following receipt of the Settlement Notice, to instruct the Indemnified Party not so to settle such Third Party Claim, provided that, in such event, the Indemnifying Party shall be required to assume the defense of any such Third Party Claim subject to and in accordance with the provisions and prerequisites of subsection (i) above (including those set forth in the first sentence thereof); provided that the Indemnified Party shall be entitled to settle such Third Party Claim regardless of the instructions of the Indemnifying Party to the contrary if the Indemnifying Party is unable or fails to satisfy the requirements set forth in clauses (1) and (2) contained in the first sentence of subsection (i) above.

         8.4. Satisfaction of Indemnity Claims. In the event Buyer shall assert an Indemnity Claim pursuant to Section 8.1 hereof against Seller, Buyer may not obtain satisfaction of any such claim by way of set-off against any amounts owing by Buyer to Seller.

         8.5. Survival of Representations and Warranties and Covenants.

         The representations, warranties and covenants contained in this Agreement shall survive as follows:

                  (a) Except as otherwise provided in Section 8.5.(b), (c) or
         (d), all representations, warranties and covenants shall expire on the first anniversary of the Closing Date (the "Indemnity Outside Date").

                  (b) Notwithstanding Section 8.5.(a), the representations, warranties and covenants of Seller and Buyer as an Indemnifying Party shall survive the Closing Date until the second anniversary of the Closing with respect to any Fraud by Seller or Buyer, as the case may be.

                  (c) Notwithstanding Section 8.5.(a), the representations, warranties and covenants of Seller and the Shareholders set forth in Sections 3.1, 3.2, 3.3 and 3.4 shall survive without expiration; and the representations and warranties of Buyer set forth in Sections 4.1, 4.2, 4.3 and 4.4 shall survive without expiration.

                  (d) Notwithstanding Section 8.5.(a), the covenants of Seller and Shareholders as set forth in Sections 5.1, 5.3, 5.4, 6.1, 6.2, 6.4 and 6.5 and Article X shall survive without limitations as to time.

Any cause of action for breach of a representation or warranty contained herein shall expire and terminate unless the party claiming that such breach occurred delivers to the other party written notice and a reasonably detailed explanation of the alleged breach on or before 5:00 P.M., New York City time, on the date on which such representation or warranty expires pursuant to this Section 8.5.

         8.6. Interest. The Indemnifying Party, shall pay the Indemnified Party interest at the per annum rate publicly announced from time to time by Citibank, N.A. as its prime rate (or reference rate) in effect from time to time plus two percent (2%), compounded quarterly, for any indemnifiable Loss from the date such indemnifiable Loss was actually paid and notice given to Seller by the Indemnified Party until paid in full by the Indemnifying Party (or otherwise satisfied).

         8.7. Payments. All sums payable by any party pursuant to this Article VIII shall be paid free and clear of all deductions or withholdings, unless otherwise required by law.

         8.8. No Limitation. The representations, warranties and covenants of Seller and the Shareholders contained in this Agreement shall not be limited in any respect by or on account of (a) any facts and circumstances known or which should have been known by Buyer or its agents, attorneys or other advisors as a result of any due diligence investigations undertaken by Buyer on or before the Closing or otherwise or (b) by any disclosure made by Seller to Buyer, except as set forth on the Schedules hereto; provided that (i) the Buyer hereby represents and warrants that to its Knowledge, there exist no violations by Seller of any of the representations and warranties set forth in Article III above, and Buyer shall have no recourse against Seller or the Shareholders for any violation of any such representations and warranties of which it has Knowledge on the date hereof; and (ii) Buyer hereby acknowledges and agrees that it has had a complete opportunity to perform such due diligence respecting the Transferred Assets and the Business as it deemed necessary and appropriate; and that, to Buyer's Knowledge, the Seller has provided Buyer with full and unlimited access to all information, facilities and personnel as may be necessary in order for Buyer to perform such diligence.

                                   ARTICLE IX.

                              INTENTIONALLY OMITTED

                                   ARTICLE X.

                NON-COMPETITION, NON-DISCLOSURE, NON-SOLICITATION

         10.1. Non-Competition. For a period of five (5) years from the date hereof (the "Restricted Period"), neither Seller nor any Shareholder shall engage, directly or indirectly, in the Business. By way of further definition and explanation of the foregoing, and without limiting the generality of the foregoing restriction, during such Restricted Period, neither Seller nor any Shareholder shall devote any time or attention to acquiring, managing, operating, joining, controlling, participating or becoming financially interested in, or being connected with (in any capacity, whether as a partner, stockholder, investor, consultant, independent contractor, agent, representative or otherwise), or providing any direct or indirect financial assistance to, any person, corporation, firm, business, partnership, or other entity which is engaged, directly or indirectly, in the Business. Nothing contained herein, however, shall prohibit Seller or any Shareholder from acquiring and owning, for investment purposes only, up to one percent (1%) of the outstanding equity securities of an entity engaged in the Business if such equity securities of any such entity are available to the general public on a national securities exchange.

         10.2. Non-Disclosure. Seller and each Shareholder hereby acknowledge, covenant and agree that, from and after the date hereof and without regard to time, it/he will hold any and all items constituting Business Secrets communicated or transmitted to, or otherwise obtained by, it/him in strictest confidence; and neither Seller nor any Shareholder shall, regardless of the reason therefor, directly or indirectly make use of, exploit, disclose or divulge any Business Secrets to any other person or entity (except to the extent such information is required to be submitted to any federal, state or local governmental agent or to any third party pursuant to subpoena or other court process), or make any false statement or otherwise commit any act (including contacting any customers of the Business) that could in any way be injurious or detrimental to Buyer's use of the Transferred Assets, including without limitation its image, business or customer relations.

         For the purposes hereof, "Business Secrets" shall mean all information and materials pertaining to Seller's Business or the Transferred Assets, including, without limitation, customer information, Seller's business methods, policies, procedures, techniques, sales and marketing strategies, financial statements, sales and gross profit data, employee and independent contractor rosters and profiles, pricing and cost data, contract information, know-how and all other information relating to or dealing with the Business or the Transferred Assets. Furthermore, the term Business Secrets shall apply to any of the foregoing, whether or not in written form and whether or not Seller has possession of such writings.

         10.3. Non-Solicitation of Customers. During the Restricted Period, neither Seller nor any Shareholder shall, on its/his own behalf, or for the benefit of any other person or entity, for any reason, accept any business with respect to the Business from, or interfere in any manner with the Buyer's business relationship with, any present or former customer of the Business. Without limiting the generality of the foregoing, neither Seller nor any Shareholder shall solicit or induce, or attempt to solicit or induce, any business with respect to the Business (directly or indirectly through any person or entity) from any customer, regardless of the purpose. Furthermore, nothing contained in this Section 10.3 shall be construed to infer that Seller or any Shareholder is retaining any rights to or in respect of, any customer list, any customer information or any other Business Secrets for direct or indirect use after the expiration of the Restricted Period, it being understood that pursuant to this Agreement Buyer is acquiring all of Seller's rights thereto without limitation as to time or otherwise.

         10.4. Non-Solicitation of Employees. During the Restricted Period, neither Seller nor any Shareholder shall solicit or induce, or attempt to solicit or induce (directly or indirectly through any person or entity), for employment, any employee, agent, consultant or other representative of Buyer.

         10.5. Obligation for Employees' Actions. Seller hereby assigns to Buyer any cause of action or other claim that Seller may have against any present or former employee, agent, representative or independent contractor where such claim is based upon such Person's disclosure or use for his own benefit of any Business Secrets, and Seller will, at Buyer's cost and expense, cooperate with Buyer, as reasonably requested by Buyer, in the prosecution of such claim.

         10.6. Remedies. Seller and each Shareholder acknowledge and agree that the agreements and covenants contained in this Article X are of a unique and valuable nature and may, if breached, result in irreparable damage to Buyer that may not be readily susceptible to monetary valuation; and, accordingly, in the event of the breach of any covenant or agreement contained in this Article X, Buyer shall be entitled to seek and obtain injunctive or other equitable relief, in addition to any other remedies provided by law or equity, in furtherance of the enforcement thereof. In no event shall the amount or value of any consideration paid or given by Buyer for the covenants and agreements contained in this Article X, or otherwise in connection with this Agreement, be used to determine the scope or extent of damages suffered by Buyer in the event of a breach by Seller or any Shareholder of such covenants and agreements.

         10.7. ^ Intentionally Omitted.

         10.8. Individual Liabilities. The Buyer hereby agrees that its recourse against the Shareholders on account of a violation by any Shareholder of any provisions of this Article X shall be individual in nature and any such recourse shall be limited to the Shareholder committing such violation.

                                   ARTICLE XI.

                                  MISCELLANEOUS

         11.1. Notices. Any notice, request, instruction or other communication to be given hereunder by any party to another shall be given by hand delivery, certified or registered mail (return receipt requested) or by overnight express service, addressed to the respective party or parties at the following addresses:

         If to Seller or any Shareholder:

             ^ c/o Elmo J. Hurst

             300 N. Kanawha Street
             Suite 101
             Beckley, West Virginia  25802
             ^ Telecopier No.: (304) 256-5005

         with a copy (which shall not constitute notice) to:

             Arthur E. Stamas, Esq.
             Attorney at Law
             Suite 2601
             One IBM Plaza
             330 North Wabash
             Chicago, Illinois  60611
             Telecopier No.: (312) 222-9516

         If to Buyer:

             Miller Acquisition Corp.
             c/o Roller Bearing Company of America, Inc.
             60 Round Hill Road
             Fairfield, Connecticut 06430
             Attn: Michael Gostomski
             Telecopier No: (203) 256-0775


         with a copy (which shall not constitute notice) to:

             McDermott, Will & Emery
             50 Rockefeller Plaza
             New York, New York 10020
             Attn:  C. David Goldman, Esq.
             Telecopier No.: 212-547-5444

or to such other address or addresses as any party may designate to the others by like notice as hereinabove set forth. Any notice given hereunder shall be deemed given and received on the date of hand delivery, or three (3) days after deposit with the United States Postal Service, or one (1) day after delivery to an overnight express service for next day delivery, as the case may be.

         11.2. Intentionally Omitted.

         11.3. Amendments; No Waivers.

         (a) Any provision of this Agreement may be amended or waived if and only if such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law; provided, however, that damages shall be subject to such limitations as are set forth herein.

         11.4. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         11.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, except that Buyer may assign any and all of its right, interests and obligations hereunder as security for obligations to its lenders and except that Buyer may assign its rights under this

Agreement to an Affiliate; provided that Buyer shall not be released from any of its obligations hereunder by reason of such assignment.

         11.6. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Illinois.

         11.7. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

         11.8. Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         11.9. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

         11.10. Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

         11.11. Construction.

         (a) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein," "hereof," "hereunder," and words of similar import refer to the Agreement as a whole and not to a particular section. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

         (b) The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         11.12. Arbitration of Claims.

         (a) Except as otherwise provided elsewhere in this Agreement, any dispute or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby Indemnifying Party under Article VIII which the parties are unable to resolve themselves shall be submitted to and resolved by arbitration as herein provided. Within ten (10) days of a demand for arbitration, or within such other time period as the parties may agree the Indemnitee and the Indemnifying Party shall each designate one arbitrator. Within ten (10) Business Days after the appointment of the two arbitrators, the two arbitrators shall designate a third arbitrator mutually acceptable to them who has substantial professional experience with regard to corporate legal matters. If the arbitrator chosen by the Indemnitee and the arbitrator chosen by the Indemnifying Party fail to agree upon the third arbitrator within such ten
(10) Business Day period, the third arbitrator shall be appointed by the American Arbitration Association as soon as practicable and shall be a certified public accountant who is not affiliated with any party in interest to such arbitration and who has substantial professional experience with regard to corporate legal matters.

         (b) The three arbitrators shall consider the dispute at issue in Chicago, Illinois at a mutually agreed upon time within thirty (30) days (or such longer period as may be acceptable to the Indemnitee and the Indemnifying Party) of the designation of the arbitrators. The arbitrator shall not have the authority to modify any term or provision of this Agreement. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the American Arbitration Association in effect on the date of the initial request by the Indemnitee or Indemnifying Party, as the case may be, that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the Indemnitee and Indemnifying Party or at the direction of the arbitrators) and shall include an opportunity for the parties to conduct discovery in advance of the proceeding, which discovery may be limited by rules established by the arbitrators. Notwithstanding the foregoing, the Indemnitee and Indemnifying Party agree that they will attempt and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrators within ninety (90) days from the date of selection of the arbitrators; provided, however, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrators shall immediately deliver a written decision with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each Indemnitee and Indemnifying Party to such arbitration agrees that any decision of the arbitrators shall be final conclusive and binding, absent fraud or manifest error, and that they will not contest any action by any other party thereto in accordance with a decision of the arbitrators, except if such factors are present. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 11.12 by bringing suit in any court of competent jurisdiction.

         (c) All fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 11.12 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 11.12 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 11.12 may be used against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances (but subject to such limitations as are set forth in Article VIII hereof). All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

         11.13. Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed by an authorized officer as of the day and year first above written.

BUYER:                                           SHAREHOLDERS:

MILLER ACQUISITION CORP.

                                                 /s/ Joseph Miller
                                                 -----------------------------
                                                     Joseph Miller

By: /s/ Michael S. Gostomski
   --------------------------
Name:  Michael S. Gostomski
Title: Executive Vice President

                                                 /s/ Arthur E. Stamas
                                                 -----------------------------
                                                     Arthur E. Stamas

Seller:

MILLER BEARING COMPANY, INC.



                               /s/   Elmo Hurst
                               -----------------------------
                                     Elmo Hurst

By:   /s/ Joesph Miller
   --------------------------
Name:     Joseph Miller
Title:    President



                               /s/ John Maurer
                               -----------------------------
                                   John Maurer

                                 Schedules List


Schedule #                             Brief Description
----------                             -----------------
1.2                                    Permitted Liens
2.1.(b)                                Equipment
2.2                                    Excluded Assets
2.3(iii)                               Assumed Liabilities
2.4.(e)                                Contingent Liabilities
2.4.(f)                                Liabilities due to indebtedness and
                                       Capitalized Leases

2.4.(k)                                Liabilities under Contract
2.4.(l)                                Liabilities under Contract with, or

                                       indebtedness to, Affiliates

2.9.(c)                                Indebtedness
2.10                                   Purchase Price Allocation
3.5.(a)                                Financial Statements
3.5.(c)                                Adjusted February 28 Balance Sheet
3.5.(d)                                Monthly Balance Sheets
2.1                                    Transferred Assets
3.6.(a)                                Real Property owned
3.6.(b)                                Third Party Rights to Real Property
3.7                                    Personal Property Leases or Licenses
3.8.(b)                                Transferred Assets in Disrepair
3.8.(d)                                Transferred Assets subject to Third
                                       Party rights

3.9                                    Affiliates
3.11                                   Litigation
3.12                                   Contracts
3.13                                   Customers Terminating Relationships
3.14.(a)                               Permits
3.14.(b)                               Required Consents
3.15                                   Applicable Laws
3.16.(a)                               Employees
3.16.(b)                               Employment, Retainer, Consulting or
                                       Service Agreements

3.17                                   Labor Organizations
3.18.(a)                               Employee Benefit Plans
3.19.(a)                               Intellectual Property
3.19.(b)                               Intellectual Property Infringements
3.21.(a)                               Disclosure of Business Secrets to
                                       Others
3.21.(b)                               Non-Competition Agreements
3.23                                   Insurance
3.24                                   Receivables
3.25.(a)                               Product Warranties
3.25.(c)                               Product Liabilities
5.2.(a)                                Title Insurance
5.2.(b)                                Survey of Parcels of Real Estate
6.5.(c)                                Employees not Terminated
8.1.(e)                                Proportionate Liability of Shareholders